Item 77Q(1)(e)
Touchstone Funds Group Trust
The following documents are included in the Registrant's Post-
Effective Amendment No. 70 filed with the SEC on September 30,
2013, (SEC Accession No. 0001104659-13-072992) and are
incorporated by reference herein:
1.	Revised Schedule C-1 to the Investment Advisory Agreement
between Touchstone Funds Group Trust and Touchstone
Advisors, Inc., with respect to the Touchstone Arbitrage
Fund and the Touchstone Small Cap Value Fund.

2.	Sub-Advisory Agreement between Touchstone Advisors, Inc.
and Longfellow Investment Management Company Co, LLC, with respect to the Touchstone Arbitrage Fund dated
September 30, 2013.